Exhibit 3.1

AMENDMENT NO. 1 TO THE

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ROSE ROCK MIDSTREAM, L.P.

This Amendment No. 1, dated January 11, 2013 (this “Amendment”), to the Second Amended and Restated Agreement of Limited Partnership of Rose Rock Midstream, L.P., a Delaware limited partnership (the “Partnership”), dated as of December 14, 2011 (the “Partnership Agreement”), is hereby adopted by Rose Rock Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, Section 5.6 of the Partnership Agreement provides that the Partnership may issue additional Partnership Interests for any partnership purpose, at any time and from time to time and for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners; and

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement; and

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners considered as a whole (or any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, the Partnership has entered into a Contribution Agreement, dated January 8, 2013, by and among the Partnership, the General Partner, SemGroup Corporation, Rose Rock Midstream Holdings, LLC, a Delaware limited liability company (“Holdings”), and Rose Rock Midstream Operating, LLC, a Delaware limited liability company, pursuant to which, among other things, (i) Holdings will assign and convey a 33.33% member interest in SemCrude Pipeline, L.L.C., a Delaware limited liability company, which owns a 51.00% member interest in White Cliffs Pipeline, L.L.C., a Delaware limited liability company (“White Cliffs”), to the Partnership, and (ii) the Partnership will issue to Holdings Class A Units representing a new class of Partnership Interests to be designated as “Class A Units,” with such terms as are set forth in this Amendment; and

WHEREAS, the issuance of the Class A Units complies with the requirements of the Partnership Agreement; and

WHEREAS, the General Partner has determined, that the amendments to the Partnership Agreement set forth herein (i) do not adversely affect the Limited Partners considered as a whole in any material respect and (ii) are necessary or appropriate in connection with the creation, authorization and issuance of the Class A Units;

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. AMENDMENTS.

(a) Section 1.1. Section 1.1 is hereby amended to add or to amend and restate, as applicable, the following definitions:

“Class A Conversion Effective Date” means the first day of the month immediately following the first month for which average daily throughput volumes on the White Cliffs Pipeline for such month are 125 mbpd or greater (the “Class A Conversion Effective Date”).

“Class A Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class A Units in this Agreement. The term “Class A Unit” does not refer to a Common Unit.

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Subordinated Unit or a Class A Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Holdings” has the meaning assigned to such term in the recitals to Amendment No. 1 to the Partnership Agreement.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights, Class A Units or other Partnership Interests or a combination thereof or interest therein, and includes any and all rights and benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may be required by law.

“mbpd” means thousand barrels per day.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units, Subordinated Units and Class A Units but shall not include (a) Notional General Partner Units (or the General Partner Interest represented thereby) or (b) Incentive Distribution Rights.

“White Cliffs” has the meaning assigned to such term in the recitals to Amendment No. 1 to the Partnership Agreement.

“White Cliffs Pipeline” means the interstate pipeline that transports crude oil from Platteville, Colorado to Cushing, Oklahoma owned by White Cliffs.

(b) Article IV; Section 4.8(c). Article IV of the Partnership Agreement is hereby amended to add the following sentence to the end of Section 4.8(c):

“(c) The transfer of a Common Unit that was issued upon conversion of a Class A Unit shall be subject to the restrictions imposed by Section 6.10.”

(c) Article V; Section 5.5(c). Section 5.5(c) of the Partnership Agreement is hereby amended to add a new Section 5.5(c)(iv) as follows:

“(iv) Subject to Section 6.10, immediately prior to the transfer of a Class A Unit or of a Common Unit that was issued upon conversion of a Class A Unit pursuant to Section 5.12(f) by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this Section 5.5(c)(iv) apply), (A) first, the Capital Account maintained for such Person with respect to its Class A Units or Common Units issued upon conversion of Class A Units will be allocated to the Class A Units or Common Units issued upon conversion of Class A Units to be transferred in an amount equal to the product of (x) the number of such Class A Units or Common Units issued upon conversion of Class A Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Class A Units or Common Units issued upon conversion of Class A Units (“Retained Converted Class A Units”). Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Class A Units or Retained Converted Class A Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Class A Units or Common Units issued upon conversion of Class A Units will have a balance equal to the amount allocated under clause (A) hereinabove.”

(d) Article V; Section 5.12. Article V of the Partnership Agreement is hereby amended to add a new Section 5.12 creating a new series of Partnership Interests as follows:

“Section 5.12 Establishment of Class A Units.

(a) General. The General Partner hereby designates and creates a class of Partnership Interest to be designated as “Class A Units” and consisting of a total of 1,250,000 Class A Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class A Units as set forth in this Section 5.12.

(b) Rights of Class A Units. During the period commencing upon issuance of the Class A Units and ending on the Class A Conversion Effective Date:

(i) Allocations. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit, including Unrealized Gain or Unrealized Loss to be allocated to Partners pursuant to Section 6.1(c), shall be allocated to the Class A Units to the same extent as such items would be so allocated if such Class A Units were Common Units that were then Outstanding.

(ii) Distributions. Prior to the Class A Conversion Effective Date, the Class A Units shall not be entitled to receive distributions of Available Cash pursuant to Section 6.3.

(c) Voting Rights. Prior to the Class A Conversion Effective Date, the Class A Units shall be entitled to vote with the Common Units as a single class on any matters on which Unitholders are entitled to vote, except that the Class A Units shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class A Units in relation to other classes of Partnership Interests (including as a result of a merger or consolidation) or as required by law. The approval of a majority of the Class A Units shall be required to approve any matter for which the holders of the Class A Units are entitled to vote as a separate class. Each Class A Unit will be entitled to the number of votes equal to the number of Common Units into which a Class A Unit is convertible at the time of the Record Date for the vote or written consent on the matter.

(d) Certificates. The Class A Units will be evidenced by certificates in substantially the form of Exhibit A to Amendment No. 1 to this Agreement and, subject to Section 6.10 and the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of Common Units. The certificates will initially include a restrictive legend to the effect that the Class A Units have not been registered under the Securities Act or any state securities laws.

(e) Registrar and Transfer Agent. The General Partner will act as registrar and transfer agent of the Class A Units.

(f) Conversion. Each Class A Unit shall automatically convert into one Common Unit (subject to appropriate adjustment pursuant to Section 5.9 in the event of any split-up, combination or similar event affecting the Common Units or other Units that occurs prior to the Class A Conversion Effective Date) on the Class A Conversion Effective Date without any further action by the holders thereof. The terms of the Class A Units will be changed, automatically and without further action, on the Class A Conversion Effective Date so that each Class A Unit is converted into one Common Unit and, immediately thereafter, none of the Class A Units shall be Outstanding; provided, however, that such converted Class A Units will remain subject to the provisions of Sections 6.1(d)(xiv) and 6.10.

(g) Surrender of Certificates. Subject to the requirements of Section 6.10, on or after the Class A Conversion Effective Date, each holder of Class A Units shall promptly surrender the Class A Unit Certificates therefor, duly endorsed, at the office of the General Partner or of any transfer agent for the Class A Units. In the case of any such conversion, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Units one or more Common Unit Certificates, registered in the name of such holder, or other evidence of the issuance of uncertificated certificates, for the number of Common Units to which such holder shall be entitled. Such conversion shall be deemed to have been made as of the Class A Conversion Effective Date whether or not the Class A Unit Certificate has been surrendered as of such date, and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units as of such date.

(e) Article VI; Section 6.1(d)(iii)(A). Section 6.1(d)(iii)(A) of the Partnership Agreement is hereby amended and restated to read in its entirety:

“(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (except a Class A Unit with respect to any Record Date prior to the Class A Conversion Effective Date) (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner’s Percentage Interest at the time when the Excess Distribution occurs, times (bb) the total amount allocated in clause (1) above with respect to such Excess Distribution.

(f) Article VI; Section 6.1(d)(xiv). Section 6.1(d) is hereby amended to add a new Section 6.1(d)(xiv) as follows:

“(xiv) Class A Economic Uniformity. With respect to any taxable period in which the Class A Conversion Effective Date occurs (and, if necessary, any subsequent taxable period), items of Partnership gross income, gain, deduction or loss for the taxable period shall be allocated 100% to each Limited Partner with respect to such Limited Partner’s Class A Units that are Outstanding immediately before the Class A Conversion Effective Date in the proportion that the respective number of Class A Units held by such Partner bears to the total number of Class A Units then Outstanding, until each such Partner has been allocated the amount of gross income, gain, deduction or loss with respect to such Partner’s Class A Units that causes the Capital Account attributable to each Class A Unit, on a per Unit basis, to equal the Per Unit Capital Amount for a Common Unit on the Class A Conversion Effective Date. The purpose for this allocation is to establish uniformity between the Capital Accounts underlying converted Class A Units and the Capital Accounts underlying Common Units immediately prior to the conversion of Class A Units into Common Units.

(g) Article VI; Section 6.10. Article VI is hereby amended to add a new Section 6.10 as follows:

“Section 6.10 Special Provisions Relating to the Holders of Class A Units. A Unitholder holding a Common Unit issued upon conversion of a Class A Unit pursuant to Section 5.12 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer such Common Units until such time as the General Partner determines, based on advice of counsel, that the Common Unit issued upon conversion of such Class A Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.10, the General

Partner shall take whatever steps are required to provide economic uniformity to the Common Units issued upon conversion of Class A Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(iv) and 6.1(d)(xiv); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.”

Section 2. RATIFICATION OF PARTNERSHIP AGREEMENT. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 3. GOVERNING LAW. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

GENERAL PARTNER:

ROSE ROCK MIDSTREAM GP, LLC

By:	/s/ Norman J. Szydlowski
Name:	Norman J. Szydlowski
Title:	President and Chief Executive Officer

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